EXHIBIT 10.7

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


Jean Gaulin ("Executive") and Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company"), hereby enter into this First Amendment to the Employment Agreement between Executive and the Company, dated as of September 22, 1996 and effective as of December 3, 1996 (the "Agreement").

WHEREAS, the Executive serves as Chairman of the Board of Directors of the Company and as the Chief Executive Officer and President of the Company; and

WHEREAS, the Executive and the Company entered into the Agreement as of the date stated above; and

WHEREAS, Section 12.8 of the Agreement provides that it may be amended only by an instrument in writing approved by the Company and signed by the Executive and the Company; and

WHEREAS, the Company considers it in the best interests of its stockholders to foster the continued employment of certain key management personnel; and

WHEREAS, the Company wishes to amend the Agreement to add certain provisions approved by the Compensation Committee of the Board of Directors of the Company at a meeting held on May 1, 2000.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Agreement, it is agreed that, effective as of May 1, 2000, the Agreement shall be amended as follows:

                                       I.

A new final sentence is added to Section 4.2 of the Agreement as follows:

         Notwithstanding any other provision of the Agreement, or the terms of the Ultramar Diamond Shamrock Corporation Retirement Restoration Plan (the "RRP"), to the contrary, Executive (and Executive's beneficiaries) shall be entitled to no benefits under, or with respect to, the RRP, in acknowledgment of the fact that such benefits will be provided under the supplemental executive retirement plan of the Company in which Executive participates.

                                       II.

Section 5.2(i) of the Agreement is hereby deleted and substituted with the following:

               (i) If the Company determines in good faith that the Executive has incurred a Disability (as defined below) during the Term, the Company may give the Executive written notice of its intention to terminate its obligations under this Agreement, which notice may, but need not, include a statement of the Company's intent to terminate the Executive's employment. In such event, the Company's obligations under this Agreement, and the Executive's employment (if applicable), will terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Termination Date"), provided that within the 30 days after such receipt, the Executive will not have returned to full-time performance of his duties. The Executive will continue to receive his annual base salary until the Disability
          Termination Date. The Executive will continue to receive benefits until the Disability Termination Date, provided that if the Company has not elected to terminate the Executive's employment under this provision (but rather to terminate only its obligations under this Agreement), the Executive's right to continue to receive benefits following the Disability Termination Date will be governed by the policies and procedures of the Company generally applicable to disabled employees. In that event, the Executive will be considered an "employee at will" following the Disability Termination Date, and either the Executive or the Company may thereafter terminate the Executive's employment for any reason or for no reason, and the rights and obligations of the Executive and the Company upon such termination will be governed by the policies and procedures of the Company applicable to employees at will, and by applicable law.

               In the event of the Executive's disability,  the Company will pay the Executive, promptly after the Disability Termination Date, (a) the unpaid annual base salary to which he is entitled, pursuant to Section 4.1, through the Disability Termination Date, (b) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the Company's usual policies and arrangements, and (c) a lump sum in cash in an amount equal to 50% of his annual base salary at the Disability Termination Date. This Section 5.2 will not limit the entitlement of the Executive, the Executive's estate or beneficiaries to any disability or other benefits then available to the Executive under any disability insurance or other benefit plan or policy that is maintained by the Company for the Executive's benefit; provided that (i) any amounts paid as base salary shall offset, on a dollar-for-dollar basis (but not below zero), the Company's obligation to pay the Executive short-term disability benefits under any short-term disability plan, program or arrangement of the Company, in respect of the same period for which such base salary is paid, and
          (ii) any benefits paid pursuant to the Company's long-term disability plan shall reduce, on a dollar-for-dollar basis (but not below zero), the Company's obligation to pay the Executive base salary in respect of the same period for which such benefits are paid; provided, however, that any such offset or reduction shall not affect, or be affected by, the payments provided to be made in accordance with clauses (a), (b), or (c) of this Section 5.2(i).

                                      III.

Section 5.5(i)(a) of the Agreement shall be revised to read as follows:

          (i) Form and Amount. Upon Executive's involuntary termination, other than for Cause, the Company shall:

               (a) subject to Section 5.5(iii), pay or provide Executive

                    (1) his annual salary and benefits until the date of termination,

                    (2) within five business days after any revocation period in the release described in Section 5.5(iii) has expired, a lump sum cash payment equal to three multiplied by the sum of (x) and (y), where (x) is Executive's highest annual base salary in effect during the three years prior to his date of termination, and (y) is the highest annual incentive compensation earned by Executive during the three years prior to his termination; provided, however, that all amounts received by Executive pursuant to the Ultramar Diamond Shamrock Corporation Intermediate Incentive and Performance-Based Restricted Stock Plan shall not be considered "annual incentive compensation" for purposes of this Section 5.5(i)(2),

                    (3) three  additional  years of age and service credit under all Company-sponsored employee benefit plans, including all retirement income plans and welfare benefit plans, policies or programs or arrangements in which Executive participates, including any savings, pension, supplemental executive retirement or other retirement income or welfare benefit, short or long-term disability, and any other deferred compensation, group and/or executive life, health, retiree health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company), expense reimbursement or other employee benefit plans, policies, programs or arrangements or any equivalent successor plans, policies, programs or arrangements that may not now exist or may be adopted hereafter by the Company (but only to the extent that eligibility, vesting, or the timing or amount of the benefit are dependent upon age and service); provided, however, that in the case of a qualified defined benefit pension plan (hereafter, the "Qualified Plan"), (i) if such aforementioned involuntary termination occurs prior to, or contemporaneous with, the occurrence of an event entitling Executive to a lump sum payment under the provisions of either the Ultramar Corporation Supplemental Executive Retirement Plan (or any equivalent successor plan, policy, program or arrangement) (collectively, the "Ultramar SERP") or the Diamond Shamrock, Inc. Supplemental Executive Retirement Plan (or any equivalent successor plan, policy, program or arrangement) (collectively, the "DS SERP") pertaining to "Change in Control" (as defined in either the Ultramar SERP or the DS SERP, as the case may be), disregarding for this purpose, any "Change in Control" occurring prior to December 4, 1996 (collectively, a "SERP Lump Sum Payment"), in lieu of granting any such actual additional years of age and service credit under the Qualified Plan, an amount equal to the present value of the additional benefit Executive would have accrued if he had been credited for all purposes with the three additional years of age and service under the Qualified Plan as of his date of termination with the Company will be paid in a lump sum in cash within five business days after any revocation period in the release described in
               Section 5.5(iii) has expired and (ii) if such aforementioned involuntary termination occurs following the occurrence of an event entitling Executive to a SERP Lump Sum Payment, in lieu of granting any such additional years of age and service credit under the Qualified Plan, an amount equal to the excess of (A) the present value of the additional benefit Executive would have accrued if he had been credited for all purposes with the three additional years of age and service under the Qualified Plan as of his date of termination with the Company over (B) the amount by which the SERP Lump Sum Payment would, under the terms of the Ultramar SERP or DS SERP (as the case may be), have been reduced had the aforementioned involuntary termination instead occurred contemporaneous with the occurrence of the event entitling Executive to the SERP Lump Sum Payment, will be paid in a lump sum in cash within five business days after any revocation period in the release described in Section 5.5(iii) has expired, with
               (i) in the event that Executive's aforementioned involuntary termination occurs on or after a "Change in Control" of the Company, as defined in Section 6.2 (or prior to, but in anticipation of, such a "Change in Control"), such present value being determined, in each such case, using the interest rate and mortality table set forth in Section 4.1(m)(i) and 4.1(n)(i), respectively, of the Ultramar SERP and (ii) in the event that Executive's aforementioned involuntary termination occurs prior to such a "Change in Control" of the Company (other than such a termination in anticipation of such a "Change in Control"), such present value being determined, in each such case, using the interest rate and mortality table set forth in Section 4.1(m)(ii) and 4.1(n)(ii), respectively, of the Ultramar SERP, and further, provided, in crediting the three additional years of age and service for purposes of calculating current and unused vacation such additional years shall be applied in determining the amount of annual vacation to which Executive is entitled, but shall not be deemed to cause Executive to have earned three additional years worth of unused vacation,

                    (4) within five business days after any revocation period in the release described in Section 5.5(iii) has expired, a lump sum cash payment equal to three times the maximum amount the Company could have contributed on behalf of Executive to all of the Company-sponsored qualified and nonqualified defined contribution retirement plans in which Executive participated for any of the three years ending on the date of the Executive's termination of employment, assuming that the Executive made the maximum voluntary contributions thereto,

                    (5) for a period of three years after the date of Executive's termination of employment, the continuation of the employee welfare benefits set forth in Section 4.2 (other than short-term or long-term disability benefits), except as offset by benefits paid by other sources as set forth in Section 8.2, or as provided in Section 5.5(ii) (provided, however, that in the event that any such continued coverage is not permitted under the terms of any applicable welfare plan or policy, the Company shall provide Executive with the after-tax economic equivalent of any coverage foregone, such economic equivalent to be deemed to be no less than the total cost to Executive of obtaining such coverage on an individual basis and to be paid quarterly in advance without discount);

                                       IV.

Section 5.5(i)(c) of the Agreement shall be revised to read as follows:

                    (c) shall provide Executive with outplacement services for a period of one year commencing on the date his employment is terminated in accordance with the Company's executive outplacement policy in effect at the time his employment is terminated or immediately prior to a Change in Control (if prior to his termination of employment), whichever is more generous.

                                       V.

Section 5.5(ii) of the Agreement shall be amended by striking the reference to "Section 5.5(i)(a)(4)" and inserting "Section 5.5(i)(a)(5)" in lieu thereof and adding a new sentence to the end thereof, which shall read as follows:

                    Notwithstanding   the  above,   if   Executive's   continued
               participation in any of the benefits referenced in Section 5.5(i)(a)(5) would violate any applicable law or cause any benefits plan, policy, or arrangement of the Company to fail to qualify for tax-favored status, the Company shall not be required to provide such benefits to Executive through the Company's plans, policies, or arrangements, but instead shall either (A) arrange to make a substantially similar benefit available to Executive at not cost to the Executive or (B) pay Executive a sufficient amount of cash to allow Executive to purchase, on an after-tax basis, a substantially similar benefit on the open market at no incremental cost to Executive.

                                       VI.

Section 5.5 of the Agreement shall be amended by adding a new subsection (iv) to the end thereof which shall read as follows:

                    (iv) Other Severance Benefits. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to receive the greater of (a) the termination payments and benefits provided under Section 5.5 of this Agreement, or (b) the termination payments and benefits provided by any other Company-sponsored plan, program or policy which has as its primary purpose the provision of severance benefits, but in no event shall Executive be eligible to receive termination payments and benefits provided under both this Agreement and any such plan, program or policy.

                                      VII.

Section 6.1 of the Agreement shall be amended to add a new subsection (c), which shall read as follows:

                    (c) Upon 30 days prior notice to the Company, for any reason, or without reason, at any time during the period commencing on the date of the Change in Control and ending on the second anniversary of such Change in Control.

                                      VIII.

Section 8 of the Agreement shall be revised to read as follows:

         8.       Mitigation and Offset.
                  ---------------------

               8.1 Executive's right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal equitable defense. Any claim which the Company may have against Executive, whether for breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not part of any action or proceeding brought by Executive to enforce the rights against the Company under this Agreement.

               8.2 Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. All amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amount of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer; provided, however, that Executive's coverage under the Company's welfare benefit plans will be reduced to the extent that Executive becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. Executive shall report to the Company any such benefits actually received by him.

                                       IX.

Section 12.5(i) of the Agreement shall be amended to read as follows:

          (i) To The Company. If to the Company, addressed to the attention of the General Counsel at P.O. Box 696000, San Antonio, Texas, 78269-6000.

                                       X.

Section 12 of the Agreement shall be amended to add a new Subsection 12.12 which shall read as follows:

          12.12 Dialogue. Unless Executive otherwise consents by the execution of an instrument in writing that specifically refers to Section 12.12 of this Agreement, no claim or dispute arising out of or related to this Agreement or any other agreement, policy, plan, program or arrangement, including without limitation, any qualified or nonqualified retirement plan, stock option plan or agreement, or any other equity incentive plan in which Executive participated prior to his termination, shall be subject to the Company's Dialogue Dispute Resolution Program.

                                       XI.

The model release attached to this First Amendment as "Exhibit A" shall be substituted for the exhibit referred to in Section 5.5(iii) of the Agreement.

                                      XII.

Except as otherwise provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day of May, 2000.


By:     /s/ Jean Gaulin
       ----------------------------------
       Jean Gaulin


ULTRAMAR DIAMOND SHAMROCK CORPORATION


By:     /s/ Timothy J. Fretthold
       ----------------------------------

Title: Executive Vice President
       ----------------------------------